EXHIBIT 99.1

NEWS RELEASE

To:	Daily Papers, Trade Press	For:	Immediate	Company Contacts:
	Financial and Security Analysts		Release	Financial: Media:	John Carrara James Bartlett	713-624-9548 713-624-9354
	Burlington Resources Web site: www.br-inc.com					BR0514

BURLINGTON RESOURCES ANNOUNCES
SENIOR MANAGEMENT CHANGES

     Houston, Texas, April 28, 2005 — Burlington Resources Inc. (NYSE: BR) today announced that Steven J. Shapiro will assume the role of executive vice president of finance and corporate development for the company. In this capacity Shapiro will continue serving in the office of the chairman with Bobby Shackouls, the company’s chairman, president and chief executive officer, and Randy Limbacher, executive vice president and chief operating officer. Shapiro is also a member of Burlington’s board of directors. He currently serves as executive vice president and chief financial officer.

     Joseph P. McCoy, currently Burlington’s vice president and controller, will assume the role of senior vice president and chief financial officer, reporting to Shapiro. These changes are effective immediately.

     “In his expanded role, Joe will continue delivering on our company’s strong financial execution, while Steve, Randy and I will focus on developing our corporate strategy and growth options for Burlington’s future success,” said Shackouls. “We look forward to receiving continued energetic leadership from our entire executive management team.”

     Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.